Exhibit 99.1

News Release

For Further Information Call:
John P. Jordan
Vice President, Chief Financial Officer & Treasurer
Voice: 860-347-8506
inquire@zygo.com

ZYGO REPORTS RECORD EPS for FISCAL 2012,
REVENUES INCREASED 11% OVER FISCAL 2011

MIDDLEFIELD, Conn, August 23, 2012 – Zygo Corporation (Nasdaq: ZIGO) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2012 and points out the following highlights in its results:

•	Record EPS for fiscal fourth quarter and fiscal year 2012
	o	Record GAAP Diluted EPS of $2.30 per share for fiscal 2012 and $1.32 per share in fourth quarter 2012, which included adjustments related to the reversal of tax valuation allowances and other charges.
	o	Adjusted (non-GAAP) diluted EPS of $1.33 per share for fiscal 2012 – a 41% increase over fiscal 2011 – and $0.36 per share in fourth quarter 2012.
•	Fiscal 2012 Revenue increased 11% over prior year to $166.8 million.
•	Fourth quarter revenue increased 15% over prior quarter and 4% over the prior year fourth quarter to $44.3 million.
•	Adjusted Operating Margin for fiscal 2012 fourth quarter and year was over 18% – highest in more than ten years.

Full Year Results

For the full year ended June 30, 2012, revenue was $166.8 million compared with $150.1 million in fiscal 2011, an increase of $16.7 million, or 11%.

Net earnings for the year were $43.0 million, or $2.30 per share (diluted), compared with $19.1 million and $1.05 per share (diluted) in fiscal 2011. Net earnings in fiscal 2012 included a tax benefit of $18.9 million, or $1.01 per share (diluted), arising from the reversal of valuation allowances related to deferred tax assets, partially offset by costs incurred for an acquisition effort of $0.04 per share (diluted). Fiscal 2012 net earnings adjusted for those items (“adjusted net earnings”) were $1.33 per share (diluted), a 41% increase over adjusted EPS of fiscal 2011. Fiscal 2011 net earnings of $1.05 per share (diluted) included $0.11 per share (diluted) from a gain on acquisition; adjusted for that item, fiscal 2011 adjusted net earnings was $0.94 per share (diluted). (Refer to “Reconciliation of Reported Results to Non-GAAP Results” included in this Press Release for details of the adjustments.)

Bookings for the year were $172.8 million, an increase of 3%, compared with fiscal 2011 bookings of $167.2 million. Bookings for the Metrology Solutions Division were 56% of the total; Optical Systems Division bookings were 44%. Backlog was $68.0 million at June 30, 2012, compared with $62.0 million at June 30, 2011 and $76.8 million at March 31, 2012.

Fourth Quarter Results

Net revenue for fiscal 2012 fourth quarter of $44.3 million increased 4% over net revenue of $42.7 million in the comparable prior year period and 15% over net revenue for third quarter fiscal 2012 of $38.5 million.

Net earnings for the fiscal 2012 fourth quarter were $25.0 million, or $1.32 per share (diluted), compared with net earnings for the comparable prior year period of $6.1 million, or $0.33 per share (diluted). Net earnings for the fiscal 2012 fourth quarter included a tax benefit of $18.9 million, or $1.00 per share (diluted), which resulted from the reversal of valuation allowances related to deferred tax assets, partially offset by costs incurred for an acquisition effort of $0.04 per share (diluted). Fiscal 2012 net earnings adjusted for those items were $6.8 million, or $0.36 per share (diluted), an increase in EPS of 9% over the comparable prior year quarter. (Refer to “Reconciliation of Reported Results to Non-GAAP Results” included in this Press Release for details of the adjustments.)

Bookings for the fourth quarter of fiscal 2012 were $35.5 million, compared to bookings of $44.2 million in the fourth quarter of fiscal 2011. Bookings for the Metrology Solutions Division were 60% of the total; Optical Systems Division bookings were 40%.

Commenting on the fourth quarter results, John P. Jordan, Vice President, Chief Financial Officer and Treasurer of Zygo Corporation, said, “Zygo has continued to perform in what we observe to be a flat market. Our operations continue to drive process improvements for increased margins, and we have successfully controlled operating costs to improve operating margin at these revenue levels. Reversal of the deferred tax asset valuation allowance results from the profitable performance of the last 12 quarters and the long-term forecast of continued profitability. The 3-year Retained Earnings accumulated deficit was restored to a positive Retained Earnings balance of $22.3 million. Stockholder’s Equity increased to $173.6 million from $124.7 million, and return on equity using adjusted Net Earnings improved to 16.7% from 15.2% in fiscal 2011. Cash flow from operations was more than $32 million compared to $20.6 million in fiscal 2011.”

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commented, “This was Zygo’s second consecutive year of strong revenue and earnings growth. While the demand in some markets has lagged expectations, we are improving our ability to increase market share by expanding presence in our existing geographic markets, increasing our presence in new markets and partnering with leaders in the semiconductor industry to support the leading edge of new technology. Our superior know-how and advanced manufacturing capabilities enabled us to secure technology-driven contracts that helped our business generate healthy revenues and earnings for the year. In our effort to augment our organic growth and profitability, we also spent considerable effort and resources on a substantial acquisition target intended to expand capacity and capabilities in our existing business, but over time, the fundamentals of the target deteriorated from expectations, and we were compelled to terminate the effort. We will continue to target opportunistic acquisitions that increase our capacity, capabilities and customer base to further our organic growth and profitability.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the fourth quarter and full year of fiscal 2012 will be held at 5 PM Eastern Time on August 23, 2012 and can be accessed by dialing 800-633-8950. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan(s),” “strategy,” “project,” “should” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customers; manufacturing and supplier risks; risks of booking cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the reorganization of our business; dependence on proprietary technology and key personnel; length of the revenue cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; and risks related to business acquisitions. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2011, filed with the Securities and Exchange Commission on September 13, 2011.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2012	2011	2012	2011

Net revenue	$44,333	$42,686	$166,837	$150,126
Cost of goods sold	23,322	21,854	85,127	79,333

Gross profit	21,011	20,832	81,710	70,793

Selling, general and administrative expenses	9,214	9,819	35,486	34,705
Research, development and engineering expenses	4,335	4,118	16,501	14,990

Operating profit	7,462	6,895	29,723	21,098

Other income (expense)
Gain on acquisition	—	7	—	1,296
Miscellaneous expense, net	(258)	(557)	(479)	(486)

Total other income (expense)	(258)	(550)	(479)	810

Earnings from continuing operations before income tax, including noncontrolling interest	7,204	6,345	29,244	21,908
Income tax benefit (expense)	18,208	158	15,827	(1,316)

Net earnings from continuing operations	25,412	6,503	45,071	20,592
Net earnings from discontinued operations, net of tax	—	—	—	91

Net earnings including noncontrolling interest	25,412	6,503	45,071	20,683
Less: Net earnings attributable to noncontrolling interest	448	399	2,053	1,604

Net earnings attributable to Zygo Corporation	$24,964	$6,104	$43,018	$19,079

Earnings per share attributable to Zygo Corporation
Basic shares	$1.37	$0.34	$2.39	$1.08

Diluted shares	$1.32	$0.33	$2.30	$1.05

Weighted average shares outstanding
Basic shares	18,215	17,756	18,014	17,639

Diluted shares	18,972	18,403	18,711	18,140

Net earnings from continuing operations attributable to Zygo Corporation	$24,964	$6,104	$43,018	$18,988

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands)

	June 30, 2012	June 30, 2011

Assets
Current assets:
Cash and cash equivalents	$84,053	$60,039
Marketable securities	—	1,000
Receivables, net	31,601	31,424
Inventories	27,760	28,379
Prepaid expenses and other current assets	2,851	1,690
Revenue recognized in excess of billings on uncompleted contracts	2,371	—
Deferred income taxes	8,004	55

Total current assets	156,640	122,587

Marketable securities	729	980
Property, plant and equipment, net	33,694	30,195
Deferred income taxes	13,760	—
Intangible assets, net	5,198	5,842

Total assets	$210,021	$159,604

Liabilities and Equity
Current liabilities:
Accounts payable	$9,613	$7,120
Accrued expenses	18,914	19,435
Income tax payable	416	550
Current liabilities of discontinued operations	—	281

Total current liabilities	28,943	27,386

Other long-term liabilities	5,098	4,131

Commitments and contingencies	—	—

Total stockholders’ equity - Zygo Corporation	173,625	124,720
Noncontrolling interests	2,355	3,367

Total equity	175,980	128,087

Total liabilities and equity	$210,021	$159,604

Zygo Corporation and Subsidiaries
Reconciliation of Reported Results to Non-GAAP Results
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2012	2011	2012	2011

GAAP operating profit (as reported)	$7,462	$6,895	$29,723	$21,098
Adjustments to operating profit - costs of terminated acquisition (Note 1)	740	—	756	—

Total adjusted operating profit	$8,202	$6,895	$30,479	$21,098

GAAP other income (expense) (as reported)	$(258)	$(550)	$(479)	$810
Adjustments to other income (expense) - gain on acquisition (Note 2)	—	(7)	—	(1,296)

Total adjusted other income (expense)	$(258)	$(557)	$(479)	$(486)

Net earnings attributable to noncontrolling interests (as reported)	448	399	2,053	1,604

GAAP income tax benefit (expense) (as reported)	18,208	158	15,827	(1,316)
Adjustment to income taxes - tax effect of costs of terminated acquisition	(25)	—	(26)	—
Adjustment to income taxes - valuation allowance (Note 3)	(18,900)	—	(18,900)	(725)

Total adjusted income tax benefit (expense)	$(717)	$158	$(3,099)	$(2,041)

Adjusted earnings attributable to Zygo Corporation	$6,779	$6,097	$24,848	$16,967

GAAP earnings per diluted share attributable to Zygo Corporation (as reported)	$1.32	$0.33	$2.30	$1.05
Adjusted earnings per diluted share attributable to Zygo Corporation	$0.36	$0.33	$1.33	$0.94
Weighted average shares used in diluted shares calculation	18,972	18,403	18,711	18,140

Note 1 - The Company’s fiscal 2012 reported results include costs associated with due diligence related to a terminated acquisition effort.

Note 2 – The Company’s fiscal 2011 reported results include a gain on acquisition related to the acquisition of the assets of ASML’s Richmond, California operation.

Note 3 - The Company’s fiscal 2012 reported results include the benefit of the reversal of the valuation allowance on substantially all of its deferred tax assets. The adjustment in this schedule in fiscal 2012 reflects the removal of that tax benefit. The Company’s reported results for fiscal 2011 include a full valuation allowance on its deferred tax assets. The adjustment in fiscal 2011 reflects the removal of the tax benefit associated with the change in the valuation allowance due to the effect of the acquisition.

Adjusted net earnings and adjusted net earnings per diluted share are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities, and a reconciliation of such amounts to reported results is presented above. These non-GAAP measures are not alternatives to, and are not intended to replace, the most directly comparable reported measures under GAAP and should not be considered as alternatives to net earnings and net earnings per diluted share, or any other measure of consolidated operating results, under GAAP. The Company believes that providing such non-GAAP measures and reconciliation is useful to users of the financial statements, since such measures involve certain significant and unusual adjustments to the Company’s results, thus enhancing comparability of the Company’s results between periods presented.